Exhibit 4.9
ONE-TIME WAIVER OF REGISTRATION RIGHTS
September 9, 2005
     WHEREAS, the Company intends to sell certain shares of its Common Stock to the public pursuant to an anticipated firm commitment Initial Public Offering with Capital Growth Financial LLC (the “Underwriter”) for approximately $25,000,000 (the “IPO”);
     WHEREAS, the Underwriter has required waiver of any and all registration rights by all existing security holders as a condition to moving forward with and closing the IPO;
     WHEREAS, the undersigned holds shares of the Company’s common stock, or options, warrants or other rights to purchase shares of the Company’s stock;
     WHEREAS, the undersigned wishes to consent to a one-time waiver of any and all registration rights the undersigned may have for purposes of complying with the Underwriter’s requirement to move forward with the IPO.
     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned hereby agrees as follows:
     1. Waiver of Registration Rights. The undersigned hereby waives any and all registration rights the undersigned may have in connection with the Company’s filing of a Registration Statement, or any amendment thereto, pursuant to the IPO.
     2. Successors and Assigns. This Waiver shall remain in full force and effect and shall be binding upon the undersigned, and the successors and assigns of the undersigned, and inure to the benefit of the Company and its successors and assigns.
     3. Governing Law. This Waiver shall be governed by, and construed in accordance with, the law of the State of California, without regard to conflict of law principles.
     Wherefore, the undersigned has subscribed his/her/its name and duly authorized signature below with the intention of being legally bound to the terms hereof.

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